CPI AEROSTRUCTURES, INC.
                200A Executive Drive - Edgewood , New York 11717
                      (631) 586-5200 - FAX (631) 586-5814

                              FOR IMMEDIATE RELEASE

           CPI AEROSTRUCTURES ANNOUNCES STRONG SECOND QUARTER RESULTS

                              Q2 Revenue Increases 11%;

       First Half Revenue and Pretax Profits Up 18% and 16%, Respectively

Edgewood, NY - July 31, 2003 -- CPI Aerostructures, Inc. ("CPI") (AMEX: CVU) today announced strong operating results for the second quarter ended June 30, 2003.

Second Quarter 2003 versus 2002:
o    Revenue rose 11% to $6,894,217 compared with $6,208,350;
o    Gross margin remained level at 29%;
o Pretax income was $1,269,138, or 18% of revenue, compared with $1,144,259, or 18% of revenue; however, pretax income included a $166,667 gain on the sale of "assets held for sale - discontinued operations." Excluding the gain, pretax income was $1,102,471, which represents 16% of revenue;
o Net income was $1,269,138 or $0.25 per share and $0.22 per diluted share, compared with $987,259, or $0.36 per share and $0.31 per diluted share. Excluding the gain discussed above, net income was $1,102,471 or $0.22 per share and $0.19 per diluted share. Net income, excluding the non-recurring gain, if taxed at a 40% effective tax rate, would have been $661,483, or $0.13 per share and $0.11 on a diluted basis.

Six Months 2003 versus 2002:
o    Revenue increased 18% to $12,901,664, compared with $10,900,134;
o    Gross margin was 32% compared with 30%;
o Pretax income was $5,259,673, or 41% of revenue, compared with $2,075,692, or 19% of revenue; however, pretax income included a $419,999 gain on the "sale of properties held for sale - disposition of assets" and a $2,431,233 gain on the early extinguishment of debt. Excluding these gains, pretax income rose 16% to $2,408,441, or 19% of revenue;
o Net income was $5,259,673, or $1.17 per share and $1.05 per diluted share, compared with $1,545,692, or $0.58 per share and $0.51 per diluted share. Excluding the gains discussed above, net income was $2,408,441. Net income, excluding the non-recurring gains, if taxed at a 40% effective tax rate, would have been $1,445,065, or $0.32 per share and $0.29 per diluted share.


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CPI Aerostructures, Inc. News Release                                     Page 2
July 31, 2003

Non-Recurring Items for the Second Quarter and First Half 2003:
o During the first and second quarters, CPI sold the remaining assets of Kolar, Inc. (discontinued operation as of 12/31/01), specifically two buildings, which resulted in a $166,667 gain in the second quarter and a $253,332 gain in the first quarter. Both of these transactions were recorded as disposition of "assets held for sale - discontinued operations";
o $2.7 million of the $7.8 million in net proceeds of CPI's February 19, 2003 secondary public offering was used to repurchase a $4.0 million note and the related accrued interest at a substantial discount, which resulted in a $2.4 million gain from the early extinguishment of debt in the first quarter;
o CPI utilized a portion of its NOL in both the first and second quarters, so there was no provision for income taxes. Last year, the company benefited from a tax valuation adjustment resulting in an effective tax rate of 14% in the second quarter and 25% for the six month period. The NOL being utilized in 2003 is expected to be fully utilized by the end of 2003, so the Company should be subject to the normal tax rate of 40% in 2004.

Edward J. Fred, CPI's CEO & President, stated, "CPI continued to experience strong revenue gains during the second quarter as well as a high rate of new contract wins. On a sequential basis, revenue was up 15% from this year's first quarter. For the first six months of the year, new contract awards of $19.4 million were 46% ahead of last year's $13.3 million, which indicates that we have a strong foundation for continued growth well into next year."

Anthony M. D'Agostino, CPI's CFO added, "This momentum has allowed us to enter our third quarter with $25.7 million of funded backlog, which is greater than our revenue in all of 2002. We mentioned in the first quarter, and still remain confident, that our gross profit margin expectation for the year is between 30% and 32% based on the composite margin of our current programs. We remain comfortable with our 2003 revenue forecast of $30 million, a 25% increase over the prior year, and net income (on an if taxed basis) of approximately $4.0 million, excluding the aforementioned non-recurring gains."

Beyond this year, Mr. Fred indicated, "We are extremely confident in our longer-term outlook. CPI has carved an attractive niche within the aerospace marketplace and is well positioned to benefit from the Air Force's programs designed to lengthen the service of existing aircraft, particularly the C-5A Galaxy, and upgrade and modify others, such as the T-38 Trainer, for which we supply various parts. We are working on a number of larger, multi-year contract proposals for programs where we have the advantages of experience, an excellent reputation for quality and on-time delivery, a strong balance sheet and an infrastructure in place that would enable us to complete and deliver on these programs."


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


CPI Aerostructures, Inc. News Release                                     Page 3
July 31, 2003

CONFERENCE CALL
Edward Fred and Anthony D'Agostino will host a conference call today, July 31, 2003 at 11 am EDT to discuss second quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing (973) 582-2866. Please call in 10 minutes before the scheduled time and ask for the CPI Aerostructures call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.cpiaero.com and click on the "Investor Relations" section, then click on "Events". Please access the website 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived and can be accessed for approximately 90 days.

Founded in 1980, CPI Aerostructures is engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the armed forces. In conjunction with its assembly operations, CPI provides engineering, technical and program management services. Among the key programs that CPI supplies are the C-5A Galaxy cargo jet, the T-38 Talon jet trainer and the E-3 Sentry AWACS jet.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI's SEC reports, including CPI's Form 10-KSB for the year ended December 31, 2002 and Form 10-QSB for the quarter ended March 31, 2003.

Contact:    Anthony D'Agostino                 Investor Relations Counsel
            Chief Financial Officer            The Equity Group Inc.
            CPI Aerostructures, Inc.           Linda Latman (212) 836-9609
            (631) 586-5200                     Sarah Torres (212)836-9611
            www.cpiaero.com                    www.theequitygroup.com

                            (See Accompanying Tables)


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CPI Aerostructures, Inc. News Release                                     Page 4
July 31, 2003

                            CPI AEROSTRUCTURES, INC.
                         CONDENSED STATEMENTS OF INCOME

                                                                   For the Three Months               For Six Months
                                                                      Ended June 30,                   Ended June 30,
                                                                   2003             2002            2003               2002
                                                                (Unaudited)                                 (Unaudited)
Revenue                                                     $     6,894,217      $6,208,350       $ 12,901,664     $ 10,900,134

Income from operations                                            1,099,029        1,221,890         2,542,011        2,204,400

Other income (expense):
    Interest expense/other income                                     3,442          (77,631)         (133,570)        (128,708)
    Gain on sale of assets held for sale                            166,667            -----           419,999           -----
     - discontinued operations
    Gain on extinguishment of debt                                   -----             -----         2,431,233           -----
Income before provision for income taxes                          1,269,138        1,144,259         5,259,673        2,075,692
Provision for income taxes                                           -----          (157,000)         -----            (530,000)
------------------------------------------------------------------------------------------------------------------------------------

Net income                                                  $     1,269,138     $    987,259      $  5,259,673     $  1,545,692

====================================================================================================================================

Earnings per common share - basic                           $          0.25     $       0.36      $       1.17     $       0.58
====================================================================================================================================


Earnings per common share - diluted                         $          0.22     $       0.31      $       1.05     $       0.51
====================================================================================================================================


Shares used in computing earnings per common share:
  Basic                                                           5,110,852        2,709,556         4,483,302        2,683,446
  Diluted                                                         5,763,975        3,214,339         5,029,016        3,004,859
------------------------------------------------------------------------------------------------------------------------------------

        Adjusted Pro Forma removing certain benefits from the comparison

                                                                   For the Three Months            For the Six Months
                                                                      Ended June 30,                Ended June 30,
                                                                  2003                2002        2003             2002
                                                                         (Unaudited)                   (Unaudited)
Income before provision for income taxes                    $     1,269,138  $  1,444,259   $  5,259,673    $  2,075,692

  Adjustments to remove non recurring gains:
  Gain on sale of assets held for sale
   - discontinued operations                                       (166,667)      -----         (419,999)       -----
  Gain on extinguishment of debt                                      -----       -----       (2,431,233)       -----
------------------------------------------------------------------------------------------------------------------------------------

Pretax Income excluding non-recurring gains                 $     1,102,471   $1,144,259    $  2,408,441     $  2,075,692

Tax provision                                                         -----      157,000          -----           530,000
  Adjustments to provision to make 40%                              440,988      300,704         963,376          300,277
  Adjusted Net Income                                       $       661,483   $  686,555    $  1,445,065      $ 1,245,415
Basic EPS                                                   $          0.13   $     0.25    $       0.32      $      0.46
Diluted EPS                                                 $          0.11   $     0.21    $       0.29      $      0.41





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CPI Aerostructures, Inc. News Release                                    Page 5
July 31, 2003


                                                Unaudited            Audited
Balance Sheet Highlights                         6/30/03             12/31/02


Cash                                         $   2,981,271         $    91,537

Total current assets                            19,397,004          15,202,592

Total assets                                    19,830,832          15,604,746

Total current liabilities                        4,341,769          13,227,018

Working capital                                 15,055,235           1,975,574

Short-term debt                                     50,172           8,024,160

Long-term debt                                      35,050              40,192

Shareholders' equity                            15,454,013           2,337,536

Total Liabilities and Shareholders' Equity      19,830,832          15,604,746




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